Exhibit 99.1

For Immediate Release

Investor Contact: Jane M. Forbes

404 728-2719 Voice

404 728-3216 Fax

investor.relations@globalpay.com

Media Contact: Phyllis McNeill

404 728-2661

404 728-3525

phyllis.mcneill@globalpay.com

Global Payments Completes DolEx Dollar Express Acquisition

Adds U.S. to Latin America consumer electronic money transfer services to portfolio

ATLANTA, November 12, 2003 — Global Payments Inc. (NYSE: GPN), a world leader in payment processing solutions, today announced it has acquired 100 percent of the outstanding equity interests of Latin America Money Services, LLC and an operating subsidiary, DolEx Dollar Express, Inc. (“DolEx”). DolEx is a leading electronic money transfer firm operating in the U.S. to Latin America corridor.

Through approximately 550 retail branches in the U.S., DolEx serves a growing market of predominantly Latino customers who send money to beneficiaries in Latin America. Beneficiaries collect these funds from over 8,500 bank, exchange house, and retail settlement locations in Latin America.

Under the terms of the agreement, Global has paid approximately $190 million for DolEx in a combination of $65 million in cash and $125 million in debt. Concurrent with this acquisition, the company has changed the name of its “Funds Transfer” service offerings to “Money Transfer,” under which DolEx revenue will be reported. For the year ended December 31, 2002, DolEx processed approximately 4.6 million electronic money transfer transactions with audited revenue of $69.9 million. More than 80 percent of DolEx transactions are made using over 300,000 proprietary Amigo Latino cards.

“I am very pleased with our DolEx acquisition, as it reflects our strategy to acquire companies in profitable, high growth sectors of the payments industry that have strong competitive advantages, revenue growth and earnings accretion,” said Paul R. Garcia, chairman, president and CEO of Global Payments. “I am delighted that Raul Limon, DolEx’s founder and president, will remain as president of DolEx. Raul and his senior management team are talented and visionary professionals who are dedicated to the future growth and success of DolEx. As a result of this transaction, we are raising our original fiscal 2004 annual revenue guidance of $542 million to $562 million to a range of $588 million to $608 million, reflecting growth of 14 percent to 18 percent versus $516 million in fiscal 2003. In addition, we are

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Global Payments Completes DolEx Acquisition

November 12, 2003

raising our original fiscal 2004 annual diluted earnings per share guidance of $1.57 to $1.64 to a range of $1.65 to $1.72, reflecting growth of 15 percent to 20 percent versus normalized results of $1.43 in fiscal 2003. We are also anticipating an operating income margin of 18.8 percent to 19.3 percent for fiscal 2004. This guidance excludes the impact of restructuring charges and future acquisitions,” said Garcia.

Founded in 1996, DolEx Dollar Express is a leading provider of consumer-to-consumer electronic money transfer services to the large and rapidly growing Latino community living in the U.S. and their Latin American families abroad. DolEx provides services that allow customers to safely send money from its network of retail branches in the U.S. to beneficiaries in Latin America. The company has headquarters in Arlington, Texas, operates hundreds of branches across the U.S. in areas with large Latino populations, and has settlement arrangements with thousands of bank, exchange house, and retail locations in Latin America.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America and Europe. Global Payments offers a comprehensive line of payment solutions, including credit and debit cards, business-to-business purchasing cards, gift cards, check guarantee, check verification and recovery, terminal management and money transfer services. For additional information about the company and its services, visit www.globalpaymentsinc.com

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This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, continued certification by credit card associations, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings, including the most recent Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.